SHEPHERD’S FINANCE, LLC

CODE OF ETHICS AND BUSINESS CONDUCT

Adopted as of August 9, 2012

Amended as of August 13, 2019

I.	Covered Persons/Purpose of the Code

This Code of Ethics and Business Conduct (the “Code”) for Shepherd’s Finance, LLC, a Delaware limited liability company (the “Company”), applies to employees, officers and managers of the Company (collectively, the “Covered Persons” and each a “Covered Person”) for the purpose of promoting:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	avoidance of conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

●	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

●	compliance with applicable laws and governmental rules and regulations;

●	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code;

●	accountability for adherence to the Code; and

●	guidance to Covered Persons to help them recognize and deal with ethical issues.

II.	Conflicts of Interest

Covered Persons should be diligent in avoiding conflicts of interest with regard to the interests of the Company. A “conflict of interest” occurs when a Covered Person’s private interest interferes in any way, or even appears to interfere with, the interests of, or his or her service to, the Company. For example, a conflict of interest would arise if a Covered Person, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

Conflicts may arise from, or as a result of, the relationships between the Company and its officers and managers, and their affiliates (collectively, the “Shepherd’s Affiliates”). As a result, this Code recognizes that the Covered Persons will, in the normal course of their duties, be involved in establishing policies and implementing decisions that may have different effects on the Shepherd’s Affiliates and the Company. The participation of the Covered Persons in such activities is inherent in the relationship between the Company and the Shepherd’s Affiliates and is consistent with the performance by the Covered Persons of their duties to the Company.

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The following list provides examples of prohibited conflicts of interest under this Code, but Covered Persons should keep in mind that these examples are not exhaustive. Each Covered Person must:

●	not use his or her personal influence or personal relationships improperly to influence business decisions or financial reporting by the Company whereby the Covered Person would benefit personally to the detriment of the Company;

●	not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Person to the detriment of the Company;

●	not receive personal benefits from somebody other than the Company as a result of his or her position with the Company which are not generally available to other Covered Persons of the Company;

●	not engage in any activity that is competitive with the business activities and operations conducted from time to time by the Company; and

●	report at least annually any affiliations or other relationships related to conflicts of interest.

The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Company. Additionally, federal securities laws prohibit personal loans to managers and executive officers by the Company.

In order to avoid situations in which a conflict of interest involving a Covered Person may result in an improper benefit, all transactions involving a conflict of interest must be brought to the attention of the Chairman of the Nominating and Corporate Governance Committee for review and approval. Upon the approval of the Nominating and Corporate Governance Committee, the actual and potential conflict of interest transaction in question must be approved by a majority of the Board of Managers (including a majority of the independent managers) not otherwise interested in the transaction as fair and reasonable to the Company and on terms not less favorable to the Company than those available from unaffiliated third parties. Conflicts of interest may not always be clear-cut, so if a Covered Person has a question, he or she shall promptly bring it to the attention of the Chairman of the Nominating and Corporate Governance Committee. Examples of potential conflicts of interest include:

●	loans by a Covered Person to the Company;

●	service as an officer, director or manager of any other business organization;

●	the receipt of non-nominal gifts;

●	the receipt of entertainment from any company with which the Company has current or prospective business dealings, including investments in such companies, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety; or

●	any ownership interest in, or any consulting or employment relationship with, any of the Company’s unaffiliated service providers.

The Company encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of the duties of a Covered Person. Each Covered Person shall contact the Chairman of the Nominating and Corporate Governance Committee before agreeing to participate in any civic or political activities that are likely to unduly interfere with the performance of his or her duties as an employee, officer or manager of the Company.

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III.	Corporate Opportunities

Covered Persons owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises. Covered Persons are prohibited from (a) personally taking for themselves opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Competing with the Company may involve engaging in the same line of business as the Company or any situation where the officer or manager takes away from the Company opportunities for sales or purchases of products, properties, services, or other interests.

IV.	Confidentiality

Covered Persons shall maintain the confidentiality of confidential information entrusted to them by the Company or parties with which the Company transacts business, except when disclosure is authorized by the Chairman of the Audit Committee or required by laws, regulations or legal proceedings. Whenever feasible, Covered Persons should consult with the Chairman of the Audit Committee if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information, and all other information the disclosure of which might be harmful to the Company or parties with which the Company transacts business, including, without limitation, information that could (i) be of use to competitors of the Company; (ii) have an adverse effect on the Company’s business relationships or otherwise adversely affect the reputation or perception of the Company in the business, financial, investment or real estate community; (iii) impair the value of any of the Company’s assets; or (iv) expose the Company to legal claims, regulatory actions or other forms of liability. Covered Persons shall not share confidential information with anyone outside of the Company, including family and friends who do not need to know the information to carry out their duties to the Company. Covered Persons remain under an obligation to keep all information confidential even if their relationship with the Company ends. All public and media communications involving the Company shall be handled exclusively by the Chief Executive Officer of the Company.

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or regulation or this Code, such matters shall not be disclosed to anyone other than the Board of Managers, the Audit Committee and legal advisers.

V.	Recordkeeping

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and authorized by the Audit Committee. Records should always be retained or destroyed according to the Company’s record retention policies.

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VI.	Fair Dealing

Each Covered Person shall deal fairly with the Company’s customers, suppliers, competitors, officers and employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing or practice. The Company seeks competitive advantages through superior client service, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Covered Persons must disclose, prior to or at their time of hire, the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that may in any way restrict or prohibit the performance of any duties or responsibilities of their positions with the Company. Copies of such agreements should be provided to the Chief Executive Officer of the Company to permit evaluation of the agreement in light of the Covered Person’s position. In no event shall a Covered Person use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance of his or her duties for or on behalf of the Company. Whenever the ethical or legal requirements of a situation are unclear, Covered Persons should contact their supervisors or the Chairman of the Audit Committee.

VII.	Protection and Proper Use of Company Assets

All Covered Persons shall protect the Company’s assets and ensure their efficient and proper use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All assets of the Company should be used for legitimate business purposes. The Company’s assets may not be used for personal benefit, sold, loaned, given away or disposed of without proper authorization. Permitting the Company property to be damaged, lost or used in an unauthorized manner is strictly prohibited. Covered Persons shall not use corporate or other official stationary for personal purposes.

VIII.	Compliance with Laws, Rules and Regulations

All Covered Persons shall act in accordance with applicable laws, rules, and regulations (“Applicable Laws”). Many of the Applicable Laws are specifically described herein or in other policies and procedures of the Company.

IX.	Foreign Corrupt Practices Act

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain, retain or direct business. Accordingly, corporate funds, property or anything of value may not be, directly or indirectly, offered or given by a Covered Person or an agent acting on his or her behalf, to a foreign official, foreign political party or official thereof or any candidate for a foreign political office for the purpose of influencing any act or decision of such foreign person or inducing such person to use his or her influence or in order to assist in obtaining or retaining business for, or directing business to, any person.

Covered Persons are also prohibited from offering or paying anything of value to any foreign person if it is known or it should have been known that all or part of such payment will be used for the above-described prohibited actions. This provision includes situations when intermediaries, such as affiliates or agents, are used to channel payoffs to foreign officials.

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X.	Disclosure and Compliance

Each Covered Person shall be required to:

●	familiarize himself or herself with the disclosure requirements generally applicable to the Company;

●	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s managers and auditors, and to governmental regulators;

●	to the extent appropriate within his or her area of responsibility, consult with other employees, officers and managers of the Company, with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company; and

●	promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

XI.	Accountability

Each Covered Person must:

●	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board of Managers that he or she has received, read, and understands the Code;

●	annually thereafter affirm in writing to the Board of Managers that he or she has complied with the requirements of the Code;

●	not retaliate against any other Covered Person for reports of potential violations that are made in good faith; and

●	notify the Chairman of the Nominating and Corporate Governance Committee or the Chairman of the Audit Committee promptly if he or she knows of any material violation of this Code.

Strict adherence to the Code is required. It is the responsibility of management at all levels to enforce the Code and all Covered Persons to report violations to, or in doubtful cases, to seek advice from, their superiors or the Chairman of the Audit Committee. Any violation of this Code or other Company policies may result in disciplinary action, up to and including termination of employment.

XII.	Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any Covered Person of the Company has concerns or complaints regarding questionable accounting or auditing matters (including, but not limited to, knowingly providing any false or misleading representation to an auditor) which in any way affect the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially, or otherwise) to the Chairman of the Audit Committee in accordance with the Whistleblower Policy of the Company.

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XIII.	Reporting any Illegal or Unethical Behavior

Covered Persons are encouraged to talk to officers or managers about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and managers who are concerned that violations of this Code have occurred or may occur or that other illegal or unethical conduct by other employees, officers, or managers of the Company has occurred or may occur should contact (anonymously, confidentially or otherwise) the Chairman of the Audit Committee in accordance with this Code.

No employee, officer, or manager will be penalized for making a good-faith report of violations of this Code or other illegal or unethical conduct, nor will the Company permit or tolerate retaliation of any kind against anyone who makes a good-faith report. An employee, officer or manager who submits a report in bad-faith, however, may be subject to disciplinary action. If an employee wishes to remain anonymous, he or she may do so.

XIV.	Administration and Violations of the Code of Ethics and Business Conduct

This Code shall be administered and monitored by the Chairman of the Audit Committee. The Chairman of the Audit Committee will handle the Company’s day-to-day compliance matters, including:

●	Receiving, reviewing, investigating and resolving concerns and reports on the matters described in the Code;

●	Providing guidance on the meaning and application of the Code; and

●	Reporting periodically and as matters arise (if deemed necessary by the Chairman of the Audit Committee) to management, the disclosure committee of the Company (if established), and the Audit Committee on the implementation and effectiveness of the Code and other compliance matters and recommending any updates or amendments to the Code that he or she deems necessary.

Any questions and further information on this Code should be directed to the Chairman of the Audit Committee.

Covered Persons are expected to follow this Code at all times. Generally, there should be no waivers of this Code. For officers and managers, the Audit Committee shall have the sole and absolute discretionary authority to approve any deviation or waiver from or amendments to this Code. Any such waiver from or amendment to this Code applicable to or directed at the officers or managers shall be disclosed as required by the rules promulgated by the SEC under the Securities Exchange Act of 1934 and other applicable law. No waiver of any provision of the Code with regard to a manager or officer will be effective until that waiver has been reported to the person responsible for preparation of the Company’s reports on Form 8-K.

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XV.	Public Company Reporting

As a public company, it is important that the Company’s filings with the SEC and other public disclosures of information be complete, fair, accurate and timely. An employee, officer or manager may be called upon to provide necessary information to ensure that the Company’s public reports are complete, fair, and accurate. The Company expects each employee, officer and manager to take this responsibility seriously and to provide prompt, complete, fair and accurate responses to inquiries with respect to the Company’s public disclosure requirements. The Company’s employees, officers and managers who may be participating in the preparation of reports, press releases, forms or other information to be publicly disclosed through filings with the SEC or as mandated by the SEC, are expected to use their diligent efforts to ensure that such reports, press releases, forms or other information are complete, fair, accurate and timely.

XVI.	Code of Ethics for Senior Financial Officers

This Code shall be the code of ethics for senior financial officers adopted by the Company for purposes of Item 406 of Regulation S-K promulgated by the SEC.

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